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DRAFT

FOR IMMEDIATE RELEASE
--------------------------------------------------
                                                     CONTACT:
                                                     Sean Wheatley
                                                     Factory Card & Party Outlet
                                                     630-579-2164
                                                     Swheatley@factorycard.com

                                                     Cindy Pettersen
                                                     Schafer Condon Carter
                                                     312-755-5072
                                                     Cpettersen@sccadv.com

                           FACTORY CARD & PARTY OUTLET
                         ANNOUNCES THIRD QUARTER RESULTS

NAPERVILLE, IL (December 12, 2002) - Factory Card & Party Outlet Corp. (FCPO.OB) reported results for third fiscal 2002 quarter ended November 2, 2002.

Net sales for the quarter ended November 2, 2002 declined 4.9 percent to $48.9 million, compared with $51.5 million in the third quarter last year. Comparable store sales for third quarter declined 4.0 percent. Net sales for the first nine months of 2002 increased 1.8 percent to $167.7 million, compared with $164.7 million in the first nine months of 2001. Comparable sales for the first nine months increased 2.8 percent.

Net loss for the third quarter 2002 was $197 thousand, or $0.14 per share. Earnings before interest, income taxes, depreciation and costs related to the Company's reorganization (EBITDAR) for the third quarter, 2002 was $483 thousand compared with $943 thousand for the third quarter last year. The decline was primarily attributed to lower sales and increased insurance and remodeling cost. For the first nine months of 2002 EBITDAR was $7.1 million, compared with $7.3 million for the same period a year ago.

"Our sales performance is reflective of the difficult retail environment, and we focused our efforts to aggressively manage our expenses and improve our gross margin during the third quarter," said Gary Rada, President & Chief Executive Officer of Factory Card & Party Outlet.

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A comparison of net income and earnings per share for the period subsequent to
April 6, 2002 (effective date of the consummation of the plan for reorganization for accounting purposes), to prior periods would not be meaningful due to significant reorganization cost, gains related to extinguishment of unsecured creditors' claims and fresh start accounting adjustments and capital structure changes related to the Company's previously announced emergence from Chapter 11. The Company's business is highly seasonal, with operating results varying significantly from quarter to quarter. The results reported herein should be read in connection with the Company's Third Quarter Form 10-Q filed today with the Securities and Exchange Commission.

Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, operates 171 Company-owned retail stores in 20 states, offering a vast assortment of party supplies, gifts, greeting cards, gift-wrap, and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.

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                        FACTORY CARD & PARTY OUTLET CORP.
                                 AND SUBSIDIARY

                 Condensed Consolidated Statements of Operations
              (Dollar amounts in thousands, except per share data)
                                   (Unaudited)


                                                Successor      Predecessor    Successor      Predecessor    Predecessor
                                                 Company        Company        Company         Company        Company
                                               -----------    -----------    -----------    ------------    -----------
                                                  Three          Three          Seven            Two           Nine
                                                  Months         Months         Months          Months        Months
                                                  Ended          Ended          Ended           Ended          Ended
                                               November 2,    November 3,    November 2,       April 6,      November 3,
                                                  2002            2001           2002           2002           2001
                                               -----------    -----------    -----------    ------------    ------------
Net sales                                       $  48,942       $51,480       $ 126,862        $ 40,837       $164,729
Cost of sales                                      32,540        34,665          81,945          26,991        108,609
                                                ---------       -------       ---------        --------   ------------
  Gross profit                                     16,402        16,815          44,917          13,846         56,120
Selling, general and administrative
  expenses                                         15,919        15,872          39,485          12,212         48,794
Depreciation                                          393         1,697             849           1,030          5,194
Reorganization items                                    -         1,711               -         (28,383)         4,334
Interest expense                                      419           666             985             374          2,117
                                                ---------       -------       ---------        --------       --------
  Income (loss) before income tax
  expense (benefit)                                  (329)       (3,131)          3,598          28,613         (4,319)
Income tax expense (benefit)                         (132)            -           1,428            (360)             -
                                                ---------       -------       ---------        --------       --------
  Net income (loss)                             $    (197)      $(3,131)      $   2,170        $ 28,973       $ (4,319)
                                                =========       =======       =========        ========       ========

  Net income per share - basic                  $   (0.14)                    $    1.51
                                                ---------                     ---------

Weighted average shares
  outstanding - basic                           1,437,448                     1,433,578
                                                ---------                     ---------

  Net income per share - diluted                $   (0.14)                    $    1.44
                                                ---------                     ---------

Weighted average shares
  outstanding - diluted                         1,437,448                     1,501,830
                                                ---------                     ---------